EXHIBIT 12(A)

                   TELEX COMMUNICATIONS, INC. AND SUBSIDIARIES
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                                 (IN THOUSANDS)

                                                  TEN
                                                 MONTHS
                                                 ENDED                                    YEAR ENDED MARCH 31,
                                               FEBRUARY 2,      ------------------------------------------------------
                                                  1998            1997           1996            1995           1994
                                                --------        --------       --------        --------       --------
Income (loss) before income taxes .......       $(19,138)       $ 23,577       $ (4,284)       $  4,133       $  5,217
Interest expense ........................         22,729          12,513         12,517          12,490         10,120
Interest portion of rent expense ........             66             121             88              85             85
                                                --------        --------       --------        --------       --------
Adjusted income before income
         taxes ..........................       $  3,657        $ 36,211       $  8,321        $ 16,708       $ 15,422
                                                ========        ========       ========        ========       ========

Fixed charges:
         Interest expense ...............       $ 22,729        $ 12,513       $ 12,517        $ 12,490       $ 10,120
         Interest portion of rent expense             66             121             88              85             85
                                                --------        --------       --------        --------       --------
Total fixed charges .....................       $ 22,795        $ 12,634       $ 12,605        $ 12,575       $ 10,205
                                                ========        ========       ========        ========       ========
Ratio of earnings to fixed charges ......            .16            2.87             --(1)         1.33           1.51
                                                ========        ========       ========        ========       ========

(1) Earnings for Fiscal 1996 were inadequate to cover fixed charges by $4,284. However, excluding the $13,785 special charges set forth in footnote 4 to the Consolidated Financial Statements, the ratio of earnings to fixed charges for Fiscal 1996 would have been 1.75.